Exhibit 99.2

THERAVANCE INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2014 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 have been derived from the historical financial statements of Theravance, Inc. (the “Company” or “Theravance”) and adjusted to give effect to the distribution of the ordinary shares of Theravance Biopharma, Inc. (“Theravance Biopharma”) to our stockholders.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that the above-mentioned transaction occurred on the date of such balance sheet and the Unaudited Pro Forma Condensed Consolidated Statements of Operations assume that the above-mentioned transaction occurred on January 1, 2013.

Management believes that the assumptions used to derive the Unaudited Pro Forma Condensed Consolidated Financial Statements are reasonable under the circumstances and given the information available. The Unaudited Pro Forma Condensed Consolidated Financial Statements have been provided for informational purposes and are not necessarily indicative of the financial condition or results of future operations or the actual financial condition or results that would have been achieved had the transactions occurred on the dates indicated. These Unaudited Pro Forma Condensed Consolidated Financial Statements (together with the footnotes thereto) should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto, which can be found in our quarterly report on Form 10-Q for the period ended March 31, 2014, filed with the Securities and Exchange Commission on May 7, 2014 and our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2014

(In thousands)

	Historical	Spin-Off of TBPH (a)	Pro Forma Adjustments	Notes	Unaudited Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$125,275	$—	$(125,275)	(b), (d)	$—
Short-term investments	245,648	—	(245,648)	(b)	—
Accounts receivable, net of allowances	3	(3)	—		—
Receivables from collaborative arrangements	865	(90)	—		775
Prepaid expenses and other current assets	6,391	(4,493)	—		1,898
Inventories	11,014	(11,014)	—		—
Total current assets	389,196	(15,600)	(370,923)		2,673
Marketable securities	59,831	—	(41,516)	(b)	18,315
Restricted cash	833	(833)	—		—
Property and equipment, net	9,734	(9,734)	—		—
Intangible assets, net	137,477	—	—		137,477
Other assets	7,963	—	—		7,963
Total assets	$605,034	$(26,167)	$(412,439)		$166,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,546	$(4,984)	$4,984	(c)	$5,546
Accrued personnel-related expenses	13,829	(13,417)	9,129	(c), (d)	9,541
Accrued clinical and development expenses	9,890	(9,890)	9,890	(c)	9,890
Accrued interest on convertible subordinated notes	1,273	—	—		1,273
Other accrued liabilities	4,792	(2,521)	3,821	(c), (e)	6,092
Deferred revenue, current	8,814	(7,732)	—		1,082
Total current liabilities	44,144	(38,544)	27,824		33,424
Convertible subordinated notes	287,500	—	—		287,500
Deferred rent	4,891	(4,891)	—		—
Deferred revenue	5,247	(648)	—		4,599
Commitment and contingencies
Stockholders’ equity:
Common Stock	1,125	—	—		1,125
Additional paid-in capital	1,834,862	—	(440,092)	(f)	1,394,770
Accumulated other comprehensive income	171	—	(171)	(b)	—
Accumulated deficit	(1,572,906)	17,916	—		(1,554,990)
Total stockholders’ equity	263,252	17,916	(440,263)		(159,095)
Total liabilities and stockholders’ equity	$605,034	$(26,167)	$(412,439)		$166,428

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2014

(In thousands, except per share data)

	Historical	Spin-Off of TBPH (a)	Pro Forma Adjustments	Notes	Unaudited Pro Forma
Revenues:
Product sales	$945	$(945)	$—		$—
Royalty revenue from a related party	(1,050)	—	—		(1,050)
Net revenue from collaborative arrangements	270	—	—		270
Total revenues	165	(945)	—		(780)
Costs and expenses:
Cost of goods sold	188	(188)	—		—
Research and development	43,387	(41,723)	—		1,664
Selling, general and administrative	22,834	(19,052)	—		3,782
Total costs and expenses	66,409	(60,963)	—		5,446
Loss from operations	(66,244)	60,018	—		(6,226)
Other income (expense), net	(3)	—	—		(3)
Interest income	188	—	(164)	(g)	24
Interest expense	(1,644)	—	—		(1,644)
Net loss	$(67,703)	$60,018	$(164)		$(7,849)

Basic and diluted net loss per share	$(0.62)				$(0.07)
Shares used to compute basic and diluted net loss per share	109,859				109,859

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the year ended December 31, 2013

(In thousands, except per share data)

	Historical	Spin-off of TBPH (a)	Pro Forma Adjustments	Notes	Unaudited Pro Forma
Revenues:
Royalty revenue from a related party	$1,202	$—	$—		$1,202
Net revenue from collaborative arrangements	3,556	(226)	—		3,330
Total revenues	4,758	(226)	—		4,532
Operating expenses:
Research and development	125,181	(120,579)	—		4,602
Selling, general and administrative	48,440	(35,931)	—		12,509
Total operating expenses	173,621	(156,510)	—		17,111
Loss from operations	(168,863)	156,284	—		(12,579)
Other income (expense), net	6,732	—	—		6,732
Interest income	778	—	(706)	(g)	72
Interest expense	(9,348)	—	—		(9,348)
Net loss	$(170,701)	$156,284	$(706)		$(15,123)

Basic and diluted net loss per share	$(1.67)				$(0.15)
Shares used to compute basic and diluted net loss per share	102,425				102,425

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

THERAVANCE INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.              Pro Forma Adjustments

Pro forma adjustments to the accompanying historical financial information as of and for the three months ended March 31, 2014 and for the year ended December 31, 2013 are described below:

(a)

Represents the assets, liabilities, and operations of Theravance Biopharma prior to the Spin-Off. The ordinary shares of Theravance Biopharma were distributed to the Company’s stockholders on June 2, 2014.

(b)

Includes the capital contribution of $393.0 million in cash, cash equivalents, short-term investments and marketable securities, including the derecognition of the related unrealized gains or losses on available-for-sale securities in accumulated other comprehensive income, from the Company to Theravance Biopharma, plus the amount of accrued non-discretionary bonus, accrued clinical and development expenses and accrued sales and marketing expenses that Theravance Biopharma will record on its balance sheet in connection with the Spin-Off. Under the Separation and Distribution Agreement, the Company is obligated to fund all current liabilities, with the exception of deferred rent, deferred revenue, accrued vacation and accrued discretionary cash bonus that were incurred by Theravance Biopharma through the Spin-Off date. For ease of administration and in connection with the assignment of certain rights and obligations under the Separation and Distribution Agreement, certain current liabilities, which were transferred to Theravance Biopharma on the Spin-Off date, are to be paid by Theravance Biopharma. As such, the Company will provide additional funding to Theravance Biopharma to reimburse it for these liabilities that were incurred before the Spin-Off and transferred to Theravance Biopharma on the Spin-Off date (such amount was $19.4 million as of March 31, 2014). Such payment by the Company is expected to be made in late June 2014 or early July 2014.

(c)

Under the Separation and Distribution Agreement, the Company is obligated to fund all current liabilities, with the exception of deferred rent, deferred revenue, accrued vacation and accrued discretionary cash bonus that were incurred by Theravance Biopharma through the Spin-Off date. These pro forma adjustments reflect the payment of certain liabilities by the Company that had been allocated to the Theravance Biopharma’s business in the historical financial statements.

(d)

The adjustment of $9.1 million related to the accrued non-discretionary cash bonus expense allocated to Theravance Biopharma in the historical financial statements was paid by the Company in May 2014 prior to the Spin-Off date. Therefore, no additional funding will be required by the Company to Theravance Biopharma subsequent to the Spin-Off date for this portion of the accrued non-discretionary cash bonus expense.

(e)

In connection with the Spin-Off, the leases for the facilities in South San Francisco, California, which formerly served as the Company’s headquarters, were assigned to Theravance Biopharma. The Company would be held liable by the landlord if Theravance Biopharma defaults under its lease obligations. The pro forma adjustment includes a preliminary estimation of $1.3 million for the liability related to the fair value of the Company’s guarantee of the payments under the lease agreements for the facilities in South San Francisco, California. The estimated fair value of this lease guarantee was reflected as an adjustment to additional paid-in capital upon the Spin-Off.

(f)	Represents the value of the net assets contributed from the Company to Theravance Biopharma.

(g)

To reflect reduced interest income that would have been earned as a result of the $393.0 million in cash, cash equivalents and marketable securities that was contributed to Theravance Biopharma, assuming the amount was contributed as of the beginning of the period presented.

2.              Subsequent Event — Issuance of 2029 Notes

On April 17, 2014, Theravance, Inc. and LABA Royalty Sub LLC, a wholly owned subsidiary of Theravance, Inc., entered into certain note purchase agreements relating to the private placement by LABA Royalty Sub LLC of $450.0 million aggregate principal amount of non-recourse LABA PhaRMASM 9.0% Fixed Rate Term Notes due 2029.  The notes are secured by a security interest in a segregated bank account established to receive 40% of royalties from global net sales occurring on or after April 1, 2014 and ending upon the earlier of full repayment of principal or May 15, 2029, of RELVAR®/BREO® ELLIPTA® (fluticasone furoate/vilanterol “FF/VI”), ANOROTM ELLIPTATM (umeclidinium bromide/vilanterol, UMEC/VI) and, if developed, approved and commercialized, VI monotherapy, by Glaxo Group Limited.  The offering resulted in net proceeds of approximately $434.3 million.

3.              Transition Services Agreement

The Company and Theravance Biopharma entered into a Transition Services Agreement pursuant to which the Company and Theravance Biopharma will provide each other with a variety of administrative services for a period of time following the Spin-Off. The Company and Theravance Biopharma, agree to make these services available to the other for periods of time following the date the Spin-Off is completed as are provided in the Transition Services Agreement. Expenses under the Transition Services Agreement are not reflected in the unaudited pro forma condensed consolidated statements of operations as the related effects would be too uncertain.

4.              Income Tax Provision

The adjustment to the Company’s income tax expense as a result of the reversal of the deferred tax asset valuation allowance due to the expected gain from the Spin-Off transaction is not reflected in the unaudited pro forma condensed consolidated statements of operations as it is not expected to have a continuing impact and cannot be reasonably estimated.